SHARE PURCHASE AGREEMENT


     Mutual Fund Select Group, a Massachusetts business trust (the "Trust"), and Vista Fund Distributors, Inc., a Delaware corporation ("VFD"), hereby agree as follows:

     1. The Trust hereby offers VFD and VFD hereby purchases ______ shares of the Vista Select Balanced Fund (par value $.001 per share), ______ shares of the Vista Select Bond Fund (par value $.001 per share), ______ shares of the Vista Select Emerging Growth Fund (par value $.001 per share), ______ shares of the Vista Select Equity Income Fund (par value $.001 per share), ______ shares of the Vista Select Intermediate Bond Fund (par value $.001 per share), ______ shares of the Vista Select International Equity Fund (par value $.001 per share), ______ shares of the Vista Select Large Cap Growth Fund (par value $.001 per share), ______ shares of the Vista Select Large Cap Equity Fund (par value $.001 per share), ______ shares of the Vista Select Short-Term Bond Fund (par value $.001 per share), and ______ shares of the Vista Select Small Cap Value Fund (par value $.001 per share), at $_____ per share (the "Shares"). VFD hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Trust hereby acknowledges receipt from VFD of funds in the amount of $_______ in full payment for the Shares.

     2. VFD represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. VFD agrees that if it or any direct or indirect transferee of the Shares redeems the Shares prior to the fifth anniversary of the date the Funds begin their investment activities, VFD will pay to the Trust an amount equal to the number resulting from multiplying each Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by VFD or such transferee and the denominator of which is equal to the number of shares of each Fund outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of _______, 1996.


                                                  MUTUAL FUND SELECT GROUP
Attest:

_________________________                         By:___________________________
Name:                                                 Name:
                                                      Title:


                                                  Vista Fund Distributors, Inc.

Attest:

_________________________                         By:___________________________
Name:                                                Name:
                                                     Title: